SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): December 4, 1996



                           CENTRAL MAINE POWER COMPANY
             (Exact name of registrant as specified in its charter)




                   Maine               1-5139         01-0042740
        (State of Incorporation)    (Commission      (IRS Employer
                                    File Number)     Identification Number)




                      83 Edison Drive, Augusta, Maine 04336
               (Address of principal executive offices) (zip code)



       Registrant's telephone number, including area code: (207) 623-3521




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Item 1 through Item 4.  Not applicable.

Item 5. Other Events.

(a) Maine Yankee response to Independent Safety Assessment. As previously reported, Maine Yankee Atomic Power Company ("Maine Yankee"), in which Central Maine Power Company (the "Company") holds a 38-percent equity interest, and which owns and operates a nuclear generating plant in Wiscasset, Maine (the "Plant"), underwent a comprehensive Independent Safety Assessment ("ISA") conducted by the Nuclear Regulatory Commission ("NRC") in the summer of 1996. On October 7, 1996, the NRC released its report on the ISA, which generally concluded that overall performance at Maine Yankee was adequate for operation of the Plant, and that the significant deficiencies noted in the report stemmed from two closely-related "root causes". The report indicated that the root causes were: (1) that economic pressure to be a low-cost energy provider had limited available resources to address corrective actions and some improvements; and (2) that a questioning culture was lacking, which had resulted in a failure to identify or promptly correct significant problems in areas perceived by Maine Yankee to be of low safety significance. For a more detailed description of the ISA report and investigations of Maine Yankee by the NRC and the United States Department of Justice, see the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996.

         On December 10, 1996, Maine Yankee filed its formal response to the ISA report with the NRC. In its response Maine Yankee indicated that it would spend an additional $27 million on improvements in 1997 to address the "root causes" and associated deficiencies noted in the ISA report, and that the improvements would include physical and operating changes at the Plant, as well as a ten-percent increase in staffing, primarily in the engineering and maintenance areas, and other changes.

         In a release accompanying its response, Charles D. Frizzle, President and Chief Executive Officer of Maine Yankee, emphasized that a "fundamental shift in corporate culture" would accompany the changes "to enable Maine Yankee to return to the ranks of superior performers in the industry." Mr. Frizzle also stated that Maine Yankee would review the margins on all the key safety systems at the Plant and would not seek to return to 100-percent power from its currently-authorized 90-percent level until the margin review is completed. Maine Yankee has previously reported that it was not likely to return to full-power operation until after its next planned refueling outage, which is scheduled for September 1997.

         The Company is responsible for 38 percent of the $27 million in 1997 additional costs announced by Maine Yankee, or approximately $10 million. The Company's indexed Alternative Rate Plan ("ARP") limits its price increases under a formula based on the rate of inflation adjusted by other factors, and includes provisions for additional cost recovery in extraordinary situations such as low earnings or the incurring of extraordinary costs by the Company. To be eligible for recovery, such extraordinary costs must be in excess of $3 million in annual revenue requirements, have a disproportionate effect on the Company or the electric utility industry, and must not be adequately accounted for in the ARP's price index.

         The Company is incurring replacement power costs of approximately $300,000 to $500,000 each month the Plant operates at 90 percent of capacity and cannot predict when or if the Plant will be allowed to return to maximum capacity. The Company also cannot predict what enforcement actions will result from the previously-reported investigations of Maine Yankee by the NRC and the Department of Justice.

(b) Permanent shutdown of Connecticut Yankee plant. On December 4, 1996, the Board of Directors of Connecticut Yankee Atomic Power Company ("Connecticut Yankee") voted to permanently discontinue power operation at the Connecticut Yankee plant at Haddam, Connecticut ("CY Plant"), and to decommission the CY Plant, for reasons based on the economics of continuing to operate the unit. An economic analysis conducted by Connecticut Yankee indicates that the early closing of the CY Plant is estimated to save over $100 million (net present value) over the period of its remaining license life to 2007, compared with the costs of continued operation. The Company has a six-percent equity interest in Connecticut Yankee, totaling approximately $6.3 million at September 30, 1996, and has relied on the CY Plant for less than two percent of its system capacity. The CY Plant has been out of service for safety-related reasons since July 22, 1996.

         Connecticut Yankee has estimated the sum of the future payments for the closing, decommissioning and recovery of the remaining investment in Connecticut Yankee to be approximately $797 million, of which the Company's share would be approximately $50 million. Based on regulatory precedent, the Company believes that substantially all of its share of such costs will be recovered from its customers.

         The Company has been incurring approximately $300,000 to $500,000 per month in incremental replacement power costs while the CY Plant has been shut down, and will continue to incur incremental replacement power costs in the future. Once the CY Plant's decommissioning plan is implemented, the Company expects the cost reduction resulting from the shutdown to exceed the incremental costs of its replacement power. While the amount and timing of the costs of both the shutdown and replacement power are uncertain, a phased-in approach reducing such costs decrementally over the decommissioning period is expected.


Item 6 through Item 8.  Not applicable.



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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                        CENTRAL MAINE POWER COMPANY



                                        By: _________________________________
                                            D. E. Marsh
                                            Vice President,Corporate Services,
                                            Treasurer, and Chief Financial
                                            Officer

Dated:  December 11, 1996